FOURTH AMENDMENT
(5850 Hollis Street, Emeryville, California)
This Fourth Amendment (this “Amendment”), dated as of June 27, 2022, is entered into by and between EMERYSTATION TRIANGLE, LLC, a California limited liability company (“Landlord”), and AMYRIS, INC., a Delaware corporation (“Tenant”).
Recitals
A.Landlord and Tenant (as successor-in-interest to Amyris Biotechnologies, Inc., a California corporation) entered into that certain Lease dated April 25, 2008, as amended by that certain letter dated April 25, 2008, that certain Second Amendment to Lease dated February 5, 2010, and that certain Third Amendment to Lease dated May 1, 2013 (collectively, the “Lease”), whereby Tenant leases certain space agreed to contain 22,565 square feet of Rentable Area (the “Original Premises”) on the first floor of the building located at 5850 Hollis Street, Emeryville, California (the “Building”).
B.Tenant has requested that additional space agreed to contain 16,638 square feet of Rentable Area on the first floor of the Building shown on Exhibit A hereto (the “Expansion Space”) be added to the Premises and that the Lease be appropriately amended, and Landlord is willing to do the same on the following terms and conditions.
C.The current Term of the Lease expires as of April 30, 2023 (the “Prior Expiration Date”), and the parties now desire to extend the Term of the Lease, on the following terms and conditions.
NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:
Agreement
1.Definitions; Recitals. Unless otherwise specified herein, all capitalized terms used in this Amendment are used as defined in the Lease. The parties acknowledge the truthfulness of the foregoing Recitals, which are hereby incorporated into this Amendment.
2.Inconsistencies. To the extent that there are any inconsistencies between the terms of the Lease and this Amendment, the terms of this Amendment shall control.
3.Expansion. Effective as of the Expansion Effective Date (defined below), the Premises, as defined in the Lease, is increased from 22,565 square feet of Rentable Area on the first floor to 39,203 square feet of Rentable Area on the first floor by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease, and shall comprise the entirety of the Building. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Extended Expiration Date (as hereinafter defined). The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.
(a)The “Expansion Effective Date” shall be the earlier of (i) thirty (30) days after the date Landlord delivers the Expansion Space to Tenant, which date is projected to be between July 1, 2022 and October 31, 2022, as further described in Section 3(b) below (the “Target Expansion Delivery Date Window”); or (ii) the date Tenant commences business operations (as opposed to commencing construction of the Tenant Work, as defined in the Work Agreement attached as Exhibit B hereto; the “Work Agreement”) in the Expansion Space.
(b)The Expansion Space currently is occupied by Zymergen Inc., a Delaware corporation (“Zymergen”), pursuant to the terms of the certain Lease dated March 20, 2017 (as amended, the “Zymergen Lease”), by and between Landlord, as landlord, and Zymergen, as tenant. Pursuant to the terms of the Zymergen Lease, Zymergen has agreed to surrender the Expansion Space to Landlord during the Target Expansion Delivery Date Window, with the exact date to be specified in a 30-day written notice from Zymergen to Landlord (the “Zymergen Termination Notice”). The Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any reason, including but not limited to, Zymergen’s failure to deliver the Zymergen Termination Notice or holding over by Zymergen. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. Landlord shall use commercially reasonable efforts to evict Zymergen (pursuant to Landlord’s rights under the Zymergen Lease) if Zymergen (i) fails to timely delivery the Zymergen Termination Notice, or (ii) holds over in the Expansion Space beyond the date specified in the Zymergen Termination Notice. Landlord hereby agrees to not extend the term of the Zymergen Lease, and shall notify Zymergen of the existence of this Amendment after full execution hereof. If the Expansion Effective Date is delayed, the Extended Expiration Date shall not be similarly extended.
(c)Notwithstanding the provisions of Section 3(b) above to the contrary, if the Expansion Space is not delivered to Tenant by June 1, 2023 (the “Outside Expansion Space Delivery Date”), then Tenant may, at its option, by notice in writing (the “Expansion Space Termination Notice”) within thirty (30) days after the Outside Expansion Space Delivery Date terminate Tenant’s lease of the Expansion Space pursuant to this Amendment, in which event Landlord and Tenant shall be discharged from all obligations hereunder as to the Expansion Space only; Tenant’s obligations for the Original Premises for the Extended Term (as defined in Section 4 below) shall remain, and the Tenant Improvement Allowance (as defined in the Work Agreement) will be reduced to $575,593.71, the $424,406.29 reduction in the Tenant Improvement Allowance Landlord and Tenant acknowledge and agree was in consideration for Tenant leasing the Expansion Space. Notwithstanding the foregoing, Landlord may void the Expansion Space Termination Notice if Landlord actually delivers the Expansion Space to Tenant within thirty (30) days after Landlord’s receipt of the Expansion Space Termination Notice. If the Expansion Space Termination Notice is not received by Landlord within the thirty (30) day period specified above, Tenant’s right to cancel its lease of the Expansion Space as to such period shall terminate. The remedy set forth above shall be Tenant’s sole remedy in the event of a delay in delivering possession of the Expansion Space to Tenant. In no event shall Landlord be liable for special or consequential damages as a result of any such delay.
(d)At Landlord’s option, promptly after the determination of the Expansion Effective Date, Landlord and Tenant shall execute and deliver a commencement letter in the form attached hereto as Exhibit C (the “Expansion Effective Date Letter”). Tenant’s failure to execute and return the Expansion Effective Date Letter, or to provide written objection to the statements contained in the Expansion Effective Date Letter, within thirty (30) days after the date such Expansion Effective Date Letter is delivered to Tenant, if at all, shall be deemed an approval by Tenant of the statements contained therein.
4.Extension. The Term of the Lease is hereby extended for a period of 181 months and shall expire on May 31, 2038 (the “Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Expiration Date (the “Extension Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”.

5.Monthly Base Rent.
(a)Original Premises Through Prior Termination Date. The Monthly Base Rent, additional Rent and all other charges under the Lease shall be payable as provided therein with respect to the Original Premises through and including the Prior Termination Date.
All such Monthly Base Rent shall be payable by Tenant in accordance with the terms of the Lease.
(b)Expansion Space From Expansion Effective Date Through Extended Expiration Date. As of the Expansion Effective Date, the schedule of Monthly Base Rent payable with respect to the Expansion Space for the balance of the original Term and the Extended Term is the following:

Months Following Expansion Effective Date	Monthly Base Rent	Monthly Base Rent Rate (approx.)
Months 01 – 12	$83,190.00*	$5.00
Months 13 – 24	$86,101.65	$5.18
Months 25 – 36	$89,115.21	$5.36
Months 37 – 48	$92,234.24	$5.54
Months 49 – 60	$95,462.44	$5.74
Months 61 – 72	$98,803.63	$5.94
Months 73 – 84	$102,261.76	$6.15
Months 85 – 96	$105,840.92	$6.36
Months 97 – 108	$109,545.35	$6.58
Months 109 – 120	$113,375.44	$6.81
Months 121 – 132	$117,343.58	$7.05
Months 133 – 144	$121,450.61	$7.30
Months 145 – 156	$125,701.38	$7.56
Months 157 – 168	$130,100.93	$7.82
Months 169 – 180	$134,654.46	$8.09
Months 181 – 05/31/38	$139,367.37	$8.38
*Monthly Base Rent, but not Operating Expenses or Taxes, shall be abated for the first three (3) months after the Expansion Effective Date (the “Abated Base Rent”). If the Expansion Effective Date is other than the first day of a month, Tenant shall pay the prorata amount of Monthly Base Rent due for the month containing the date which is three (3) months after the Expansion Effective Date in advance on the first date of such month, and full Monthly Base Rent starting the next month and continuing thereafter.
(c)Original Premises From Extension Date Through Extended Expiration Date. As of the Extension Date, the schedule of Monthly Base Rent payable with respect to the Original Premises during the Extended Term is the following: [Confirm rental rates]

Months Following Expansion Effective Date	Monthly Base Rent	Monthly Base Rent Rate (approx.)
Expansion Effective Date – 04/30/23	$45,806.95	$2.03
05/01/23 – Month 12	$112,825.00	$5.00
Months 13 – 24	$116,773.86	$5.18
Months 25 – 36	$120,860.97	$5.36
Months 37 – 48	$125,091.10	$5.54
Months 49 – 60	$129,469.29	$5.74
Months 61 – 72	$134,000.72	$5.94
Months 73 – 84	$138,690.75	$6.15
Months 85 – 96	$143,544.93	$6.36
Months 97 – 108	$148,569.00	$6.58
Months 109 – 120	$153,768.92	$6.81
Months 121 – 132	$159,150.83	$7.05
Months 133 – 144	$164,721.11	$7.30
Months 145 – 156	$170,486.35	$7.56
Months 157 – 168	$176,453.37	$7.82
Months 169 – 180	$182,629.24	$8.09
Months 181 – 05/31/38	$189,021.26	$8.38

All such Monthly Base Rent shall be payable by Tenant in accordance with the terms of the Lease.
Landlord and Tenant acknowledge that the foregoing schedules are based on the assumption that the Expansion Effective Date is September 1, 2022. If the Expansion Effective Date is other than September 1, 2022, the schedules set forth above with respect to the payment of any installment(s) of Monthly Base Rent for the Original Premises and the Expansion Space shall be appropriately adjusted on a per diem basis to reflect the actual Expansion Effective Date, and the actual Base Rent schedules shall be as set forth in the Expansion Effective Date Letter.
6.Tenant’s Share. For the period commencing with the Expansion Effective Date and ending on the Extended Expiration Date, Tenant’s Share for the Original Premises and the Expansion Space is 100%.
7.Operating Expenses and Taxes.
(a)Original Premises for the Extended Term. For the period commencing with the Extension Date and ending on the Extended Expiration Date, Tenant shall pay for Tenant’s Share of Operating Expenses and Taxes applicable to the Original Premises in accordance with the terms of the Lease.
(b)Expansion Space From Expansion Effective Date Through Extended Expiration Date. For the period commencing with the Expansion Effective Date and ending on the Extended Expiration Date, Tenant shall pay for Tenant’s Share of Operating Expenses and Taxes applicable to the Expansion Space in accordance with the terms of the Lease.

8.Letter of Credit. The definition of Letter of Credit in Section 1.3 of the Lease, as well as Sections 5(a) and 5(b) of the Lease, are hereby deleted and replaced with the following:
(a)Concurrently with its execution of this Amendment, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under the Lease and for all losses and damages Landlord may suffer (or that Landlord reasonably estimates it may suffer) as a result of any breach, default or failure to perform by Tenant under the Lease, an irrevocable and unconditional negotiable standby Letter of Credit (the “Letter of Credit”), in the form as is reasonably acceptable to Landlord, payable at an office in the San Francisco Bay Area, California, running in favor of Landlord and issued by a solvent, nationally recognized bank with a long term rating of BBB or higher, under the supervision of the Superintendent of Banks of the State of California, or a national banking association (an “Acceptable Issuing Bank”), in the amount of $392,030.00 (the “Letter of Credit Amount”). The Letter of Credit shall expire not later than sixty (60) days after the Extended Expiration Date. Tenant shall pay all expenses, points, or fees incurred by Tenant in obtaining the Letter of Credit and any replacement Letter of Credit. If an Acceptable Issuing Bank is declared insolvent or taken over by the Federal Deposit Insurance Corporation or any governmental agency for any reason or does not meet the standards to be approved an Acceptable Issuing Bank, Tenant shall deliver a replacement Letter of Credit from another Bank reasonably approved by Landlord that meets the standards for an Acceptable Issuing Bank within the earlier of (i) ninety (90) days after notice from Landlord that the Bank does not meet the standard for an Acceptable Issuing Bank, or (ii) the date the Bank is declared insolvent or taken over for any reason by the Federal Deposit Insurance Corporation or any other governmental agency. Landlord acknowledges and agrees that a letter of credit in the form attached as Exhibit E to this Amendment shall comply with the requirements of this Section 8. Within five (5) business days after receiving the Letter of Credit in the Letter of Credit amount from Tenant, Landlord shall relinquish to Tenant or Tenant’s issuing bank any existing letters of credit that it holds in connection with the Lease.
(b)The Letter of Credit shall also provide that Landlord, its successors, and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent, transfer (one or more times) all of its interest in and to the Letter of Credit to another party, person, or entity, provided such transferee is the assignee of the Landlord’s rights and interests in and to the Lease and expressly assumes the same and Landlord’s obligations under the Lease, or to any lender providing financing to Landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall execute and submit to the Bank such applications, documents, and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection with any such transfer.
(c)If, as a result of any drawing by Landlord on the Letter of Credit pursuant to the terms thereof, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within ten (10) business days after the drawdown by Landlord and notice thereof to Tenant, take such actions as are required to restore the Letter of Credit Amount, which may include providing a replacement Letter of Credit for the full Letter of Credit Amount, provided such additional Letter(s) of Credit or replacement Letter of Credit comply with the applicable requirements of this Article 5 and all subsections thereof of the Lease.
(d)Tenant covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part of it and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the Expiration Date, Landlord will accept a renewal of the letter of credit (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than forty-five (45) days before the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as required above through the Expiration Date on the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Article 5, Landlord shall have the right to present the Letter of Credit to the Bank to draw on the Letter of Credit, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under the Lease that is not paid when due and to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under the Lease.
(e)Tenant acknowledges and agrees that Landlord is entering into the Lease in material reliance on the ability of Landlord to draw on the Letter of Credit on the occurrence of any breach, default or failure to perform on the part of Tenant under the Lease. If Tenant shall breach or fail to perform any provision of the Lease or otherwise be in default under the Lease, Landlord may, but without obligation to do so, and without notice to Tenant, draw on the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default and to which Landlord is entitled under the Lease, including any damages that accrue upon termination of the Lease under the Lease and/or Section 1951.2 of the California Civil Code or any similar provision.
9.Improvements to Expansion Space.
(a)Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. Notwithstanding the foregoing to the contrary, Landlord shall cause Zymergen to decommission and decontaminate the Expansion Space in accordance with the terms of the Zymergen Lease, and Landlord shall delivery a copy of such decommissioning and decontamination report to Tenant prior to the Expansion Effective Date.
(b)Responsibility for Improvements to Expansion Space. Tenant may perform improvements to the Expansion Space in accordance with the Work Agreement, and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in the Work Agreement.
10.Early Access to Expansion Space. [Intentionally omitted.]
11.Parking. Tenant previously had the right to lease up to 16 unreserved parking spaces in the EmeryStation East project (5885 Hollis) pursuant to Sections 1.1(12) and 2.7 of the Original Lease. As of the Expansion Effective Date, Tenant shall have the right to lease up to forty (40) total unreserved parking spaces within a parking garage(s) or lot(s) located on or in properties owned by Landlord or Landlord’s affiliates, at the then-current parking rates charged in such garage(s) or lot(s), pursuant to a commercially reasonable form of separate agreement or agreements executed by and between Tenant and Landlord or such Landlord’s affiliates within thirty (30) days of the date of full execution and delivery of this Amendment.
12.Furniture, Fixtures and Equipment. As of the Expansion Effective Date, and during the balance of the Term, at no charge to Tenant, Tenant shall be permitted to use the fixtures and equipment located in the Expansion Effective as of the Expansion Effective Date and described in more particular detail in Exhibit D attached hereto (the “FF&E”). Tenant shall accept the FF&E in its current “AS-IS” condition and “WITH ALL FAULTS”; Landlord specifically disclaims all express or implied warranties regarding the existence or condition of, such FF&E, including without limitation the implied warranties of merchantability and suitability for a particular purpose. If the HVAC system serving the Expansion Space fails and cannot be repaired within the first ten (10) years after the Expansion Effective Date, Landlord shall replace such failed system at Landlord’s initial cost, with such cost to be amortized over the useful life of such replaced component and reimbursed 100% by Tenant through inclusion in Operating Expenses after such replacement occurs. Title to the FF&E shall pass to Tenant (without any warranty or representation whatsoever) as of the Expansion Effective Date, and upon the expiration or earlier termination of the Lease, Tenant shall remove the FF&E from the Expansion Space in accordance with Section 12.1 of the Lease.
13.Renewal Option.
(a)Tenant shall have the option to renew the Term for one (1) additional term of ten (10) years (the “Renewal Option”), commencing upon expiration of the Extended Term (the “Renewal Term”). The Renewal Option must be exercised, if at all, by written notice given by Tenant to Landlord not earlier than fifteen (15) months nor later than twelve (12) months prior to expiration of the Extended Term, and must be exercised as to the entire Premises (as the same exists as of the date of exercise). If Tenant properly exercises the Renewal Option, references in the Lease to the Term shall be deemed to mean the Renewal Term, unless the context clearly provides otherwise. The Renewal Option shall be null and void and Tenant shall have no right to renew the Lease if on the date Tenant exercises the Renewal Option or on the date immediately preceding the commencement date of the Renewal Term a Default beyond the applicable cure period shall have occurred and be continuing hereunder.
(b)If Tenant properly exercises the Renewal Option, then during the Renewal Term, all of the terms and conditions set forth in the Lease as applicable to the Premises during the Extended Term shall apply during the Renewal Term, including without limitation the obligation to pay Operating Expenses and Taxes, except that (i) Tenant shall take the Premises in their then “as-is” state and condition and Landlord shall have no obligation to make or pay for any improvements to the Premises, and (ii) during the Renewal Term the Monthly Base Rent payable by Tenant shall be 100% of the monthly Fair Market Rent during the Renewal Term as hereinafter set forth.
(c)For purposes of this Section, the term “Fair Market Rent” shall mean the triple net rental rate, periodic rental rate adjustment and other charges and increases, if any, for space comparable in size, location and quality of the Premises under primary lease (and not sublease) to new or renewing tenants, for a comparable term with a tenant improvement allowance and other concessions (including rent concessions), if applicable and taking into consideration such amenities as existing improvements, view, floor on which the Premises are situated and the like, situated in comparable buildings in Emeryville or Berkeley. The Fair Market Rent shall not take into account any Tenant Alterations paid for by Tenant.
(d)If Tenant properly exercises the Renewal Option to extend the term of the Lease, Landlord, by notice to Tenant not more than thirty (30) days after Tenant’s exercise of the Renewal Option, shall indicate Landlord’s determination of 100% of the Fair Market Rent. Tenant, within thirty (30) days after date on which Landlord provides such notice of 100% of the Fair Market Rent shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s acceptance of Landlord’s determination of 100% of the Fair Market Rent, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of Tenant’s election to submit the Fair Market Rent to binding arbitration (the “Arbitration Notice”) . If Tenant fails to provide Landlord with either a Binding Notice or Arbitration Notice within such thirty (30) day period, Tenant shall have been deemed to have given the Binding Notice. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein.

(e)If the parties are unable to agree upon the Fair Market Rent for the Premises within ten (10) days after Landlord’s receipt of the Arbitration Notice, Fair Market Rent as of commencement of the Renewal Term shall be determined as follows:
(i)Within twenty (20) days after receipt of Landlord’s notice specifying Fair Market Rent, Tenant, at its sole expense, shall obtain and deliver in writing to Landlord a determination of the Fair Market Rent for the Premises for a term equal to the Renewal Term from a broker or appraiser (“Tenant’s broker”) licensed in the State of California and engaged in the office and lab markets in Emeryville and Berkeley, California, for at least the immediately preceding five (5) years. If Landlord accepts such determination, Landlord shall provide written notice thereof within ten (10) days after Landlord’s receipt of such determination and the Base Rent for the Renewal Term shall be adjusted to an amount equal to 100% of the Fair Market Rent determined by Tenant’s broker. Landlord shall be deemed to have rejected Tenant’s determination if Landlord fails to respond within the ten (10) day period.
(ii)If Landlord provides notice that it does not accept such determination within twenty (20) days after receipt of the determination of Tenant’s broker, broker, or is deemed to have rejected such determination, Landlord shall designate a broker or appraiser (“Landlord’s broker”) licensed in the State of California and possessing the qualifications set forth in (i) above. Landlord’s broker and Tenant’s broker shall name a third broker, similarly qualified and who is not then or has not previously acted for either party, within five (5) days after the appointment of Landlord’s broker (the “Neutral Broker”).
(iii)The Neutral Broker shall determine the Fair Market Rent for the Premises as of the commencement of the Renewal Term within fifteen (15) days after the appointment of the Neutral Broker by choosing the determination of the Landlord’s broker or the Tenant’s broker which is closer to its own determination of Fair Market Rent. The decision of the Neutral Broker shall be binding on Landlord and Tenant.
Landlord shall pay the costs and fees of Landlord’s broker in connection with any determination hereunder, and Tenant shall pay the costs and fees of Tenant’s broker in connection with such determination. The costs and fees of the Neutral Broker shall be paid one-half by Landlord and one-half by Tenant.
(f)    If the amount of the Fair Market Rent has not been determined pursuant to this Section 10 as of the commencement of the Renewal Term, then Tenant shall continue to pay the Base Rent in effect at the expiration of the Extended Term until the amount of the Fair Market Rent is determined. When such determination is made, Tenant shall pay any deficiency to Landlord upon demand or Landlord shall credit any overage to Tenant.
14.Premises “As-Is”. Tenant is in possession of the Original Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.
15.Other Lease Revisions.
(a)Definition of Operating Expenses. Subpart (xiii), regarding costs associated with Hazardous Materials, is hereby deleted from the definition of exclusions from Operating Expenses in Section 1.3 of the Lease.
(b)Definition of Operating Expenses. The following is hereby added to the end of the definition of Taxes in Section 1.3 of the Lease:

Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges due to any cause whatsoever are to be included within the definition of Taxes for purposes of this Lease.
(c)Expansion Options. Sections 2.7 and 2.8 of the Lease are hereby terminated and of no further force or effect.
(d)Surrender Obligations. Section 12.1 of the Original Lease is hereby amended to add that, upon the expiration or earlier termination of the Lease (as amended hereby), Tenant shall have no obligation to remove the Tenant Work (as defined in Work Agreement) or any portion thereof nor any of the existing improvements or the Required Removables, provided that the Tenant Work is constructed in substantial conformance with the Construction Drawings (as defined in the Work Agreement).
(e)Rent Adjustments – Estimated Statement of Operating Expenses. The following new paragraph is hereby added to the end of Section 4.1 of the Lease:
    (5)    On or before the beginning of each calendar year or with Landlord’s Statement (as defined in Section 4.2 below), Landlord may estimate and notify Tenant in writing of its estimate of the amount of Operating Expenses and Taxes payable by Tenant for such calendar year. Prior to the first determination by Landlord of the amount of Operating Expenses and Taxes for the first calendar year, Landlord may estimate such amounts in the foregoing calculation. Landlord shall have the right from time to time during any calendar year to provide a new or revised estimate of Operating Expenses and/or Taxes and to notify Tenant in writing thereof, of corresponding adjustments in Tenant’s Rent Adjustment Deposit payable over the remainder of such year, and of the amount or revised amount due allocable to months preceding such change. The last estimate by Landlord shall remain in effect as the applicable Rent Adjustment Deposit unless and until Landlord notifies Tenant in writing of a change, which notice may be given by Landlord from time to time during any calendar year throughout the Term.
(f)Delays in Furnishing Services. The following sentence is hereby added to the end of Section 6.4 of the Lease: “Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability.” [Discuss with Cushman]
(g)Intentionally Omitted.
(h)ENERGY STAR Program. The following new Section 7.1(f) is hereby added to the end of Section 7.1:
(f)    Tenant agrees to use reasonable efforts to cooperate with Landlord and to comply with any and all guidelines or controls concerning energy management and usage disclosure imposed upon Landlord by federal or state governmental organizations which is applicable to the Building, including, without limitation, the requirements of California’s Nonresidential Building Energy Use Disclosure Program, as more particularly specified in California Public Resources Code Sections 25402.10 et seq. and regulations adopted pursuant thereto, so long as such requirements do not limit Tenant’s ability to use the Premises for its intended purpose or materially increase the cost of occupancy. Further, Tenant hereby authorizes (and agrees that Landlord shall have the authority to authorize) any electric or gas utility company providing service to the Building to disclose from time to time so much of the data collected and maintained by it regarding Tenant’s energy consumption data as may be necessary to cause the Building to participate in the ENERGY STAR® Portfolio Manager system and similar programs; and Tenant further authorizes Landlord to disclose information concerning energy use by Tenant, either individually or in combination with the energy use of other tenants, as applicable as Landlord determines to be necessary to comply with applicable Laws pertaining to the Building or Landlord’s ownership thereof.
(i)Sudden Water Intrusion. The following new Section 8.3 is hereby added to the end of Article 8:
8.3    SUDDEN WATER INTRUSION.
    Notwithstanding anything in this Lease to the contrary, in the event of sudden water intrusion into the Premises, due to a leaking or bursting pipe or other water source, Landlord will have the right, but not the obligation, to undertake immediate mitigation and repairs measures (the “Water Damage Work”) of such nature as would normally be Tenant’s responsibility under Section 8.2 above and to notify Tenant promptly after the repairs have been undertaken (including notice by telephone, to the extent reasonably practicable). Landlord shall determine, in its sole and absolute discretion, the contractors to be used for the Water Damage Work, and Tenant will reimburse Landlord for the reasonable cost of the Water Damage Work, as additional Rent under this Lease, within 30 days following Tenant’s receipt of written demand from Landlord therefor.
(j)“All Risks” Property Insurance. The following phrase is hereby added to the end of Section 16.1(c): “from water damage, earthquake sprinkler leakage, and such other risks as Landlord may designate from time to time”.
(k)Financial Statements: The following sentence is hereby added to the end of section 20.1(b): “Tenant need not provide the financial statements required under this Section 20.1(b) and shall be deemed to have satisfied the requirements of this Section 20.1(b), so long as such financial statements are publicly available free of charge.”
(l)Relocation. Article 21 of the Lease is hereby deleted.
(m)Security System. Section 25.16 of the Lease is hereby deleted and replaced with the following:
    Landlord shall not be obligated to provide or maintain any security patrol or security system. Landlord shall not be liable in any manner to

Tenant, or its agents, contractors, servants, employees, customers or invitees, for any acts (including criminal acts) of others, or for any direct, indirect, or consequential damages, or any injury or damage to, or interference with, Tenant’s business, including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or other loss or damage, bodily injury or death, related to any malfunction, circumvention or other failure of any security program, or for the failure of any security program to prevent bodily injury, death, or property damage, or loss, or to apprehend any person suspected of causing such injury, death, damage or loss.
(n)Exculpation. Section 25.8(ii)(a) of the Original Lease shall be amended to mean and include the Tenant Improvement Allowance (as defined in the Work Agreement).
16.Inspection by a CASp in Accordance with Civil Code Section 1938. Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the Effective Date, the Premises have not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby acknowledge and agree that in the event that Tenant elects to perform a CASp inspection of the Premises hereunder (the “Inspection”), such Inspection shall be (a) performed at Tenant’s sole cost and expense, (b) limited to the Premises and (c) performed by a CASp who has been approved or designated by Landlord prior to the Inspection. Any Inspection must be performed in a manner which minimizes the disruption of business activities in the Building, and at a time reasonably approved by Landlord. Landlord reserves the right to be present during the Inspection. Tenant agrees to: (i) promptly provide to Landlord a copy of the report or certification prepared by the CASp inspector upon request (the “Report”), (ii) keep the information contained in the Report confidential, except to the extent required by Laws, or to the extent disclosure is needed in order to complete any necessary modifications or improvements required to comply with all applicable accessibility standards under state or federal law, as well as any other repairs, upgrades, improvements, modifications or alterations required by the Report or that may be otherwise required to comply with applicable Regulations or accessibility requirements (the “Access Improvements”). Tenant shall be solely responsible for the cost of Access Improvements to the Premises or the Building necessary to correct any such violations of construction-related accessibility standards identified by such Inspection as required by Laws, which Access Improvements may, at Landlord’s option, be performed in whole or in part by Landlord at Tenant’s expense, payable as additional rent within ten (10) days following Landlord’s demand. The terms and conditions of this Section 16 shall apply only in the event Tenant conducts an Inspection; otherwise, the terms and conditions of the Lease, as amended, shall govern with respect to each of Landlord’s and Tenant’s liability for compliance with applicable Laws.
17.OFAC Representations. Tenant represents and warrants to Landlord that (a) each individual executing this Amendment on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list, and (b) Tenant shall not engage in any actions in violation of any such laws or associate with such individuals or entities during the Term of the Lease. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representation and warranty.
18.Lease Status. As a material inducement to Landlord to enter into this Amendment, Tenant warrants, represents and certifies to Landlord that: (a) to the best of Tenant’s actual knowledge, Landlord is not in breach or default under the Lease, nor has any event occurred, which, with the passage of time or the giving of notice, or both, would constitute a breach of default by Landlord; (b) Landlord has fully performed all of Landlord's construction obligations (if any) and paid any tenant improvement allowance (if any) owing to Tenant; (c) Tenant has accepted possession of the Original Premises; (d) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due; (e) no actions, whether voluntary of otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state thereof; (f) Tenant has not assigned the Lease or subleased any portion of the Original Premises; and (g) the Lease, as amended by this Amendment, constitutes the complete agreement of Landlord and Tenant with respect to the Original Premises and the Expansion Space, and there are no other amendments, oral or written, to the Lease.
19.Confidentiality. Tenant agrees to keep the terms of the Lease and this Amendment confidential and shall not disclose same to any other person not a party hereto without the prior written consent of Landlord; however, Tenant may disclose the terms hereof to Tenant’s accountants, attorneys, managing employees, and others in privity with Tenant to the extent reasonably necessary for Tenant’s business purposes. The terms of this Lease may also be disclosed in response to a subpoena, court order or as otherwise required by law. Tenant agrees that a breach of this Section 15 will cause irreparable injury to Landlord and Landlord shall be entitled, together with all other remedies in law or equity available to Landlord, to injunctive relief to restrain such breach.
20.Miscellaneous.
(a)This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.
(b)Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
(c)In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

(d)Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.
(e)The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.
(f)Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Cushman & Wakefield (“Tenant’s Broker”). Landlord shall pay a fee to Tenant’s Broker (“Tenant’s Broker’s Commission”) pursuant to the terms of a separate agreement. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers, including Tenant’s Broker (other than with regard to payment of Tenant’s Broker’s Commission), claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.
(g)This Amendment may be executed in counterparts each of which counterparts when taken together shall constitute one and the same agreement. Any facsimile, PDF or other electronic signature shall constitute a valid and binding method for executing this Amendment. Executed counterparts of this Amendment exchanged by facsimile transmission, PDF email, or other electronic means shall be fully enforceable.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

LANDLORD:			TENANT:

EMERYSTATION TRIANGLE, LLC, a California limited liability company			AMYRIS, INC., a Delaware corporation
By:	EmeryStation Triangle Associates, LLC, a California limited liability company, its Managing Member		By: /s/ John Melo Name: John Melo Its: CEO
	By:	Wareham-NZL, LLC, a California limited liability company, its Managing Member
By: /s/ Richard K. Robbins Richard K. Robbins Manager